                               SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No.   )

Filed by the Registrant[X]

Filed by a party other than the Registrant[   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))

[X]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
            240.14a-12

                               Champion Industries, Inc.
                   ------------------------------------------------
                   (Name of Registrant as Specified in its Charter)

                   ------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement,
                            if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

         1)   Title of each class of securities to which transaction applies:

              ----------------------------------------------------------------

         2)   Aggregate number of securities to which transaction applies:

              ----------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth the amount on which the filing fee is calculated and state how it was determined:

              ----------------------------------------------------------------

         4)   Proposed maximum aggregate value of transaction:

              ----------------------------------------------------------------

         5)   Total fee paid:

              ----------------------------------------------------------------


[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

              ----------------------------------------------------------------

         2)   Form, Schedule or Registration Statement No.:

              ----------------------------------------------------------------

         3)   Filing Party:

              ----------------------------------------------------------------

         4)   Date Filed:

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

                              CHAMPION INDUSTRIES, INC.
                                    P. O. Box 2968
                           Huntington, West Virginia  25728

                                 ---------------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              to be held March 17, 1997

                                 ---------------------

To The Shareholders:

    The annual meeting of shareholders of Champion Industries, Inc. will be held at the Radisson Hotel Huntington, 1001 Third Avenue, Huntington, West Virginia, on Monday, March 17, 1997, at 12:00 noon for the following purposes:

    1. To fix the number of directors at seven (7) and to elect directors to hold office until the next annual meeting of shareholders.

    2. To consider and approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000 shares.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record of the Common Stock of Champion Industries, Inc. at the close of business on February 12, 1997, are entitled to notice of this meeting and to vote at the meeting.

    We hope you will attend the meeting and vote your shares in person. However, since a majority of the outstanding shares must be present in person or by proxy in order to conduct the meeting, we urge you to date, sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy if you so desire. The proxy may be revoked at any time prior to its exercise, but after commencement of the annual meeting, the proxy may be revoked only in accordance with the order of business adopted for the meeting.


Dated:  February 19, 1997               By Order of the Board of Directors


                                        WALTER R. SANSOM, SECRETARY

                              CHAMPION INDUSTRIES, INC.
                                    P. O. Box 2968
                           Huntington, West Virginia  25728


                                   PROXY STATEMENT


                            ANNUAL MEETING OF SHAREHOLDERS
                              to be held March 17, 1997


                                     INTRODUCTION

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Champion Industries, Inc. (the "Company") for use at the annual meeting of shareholders to be held on Monday, March 17, 1997, at 12:00 Noon at the Radisson Hotel Huntington, 1001 Third Avenue, Huntington, West Virginia, and any adjournment thereof (the "Annual Meeting"). The Company anticipates that this Proxy Statement and the form of proxy will be sent or given to shareholders on approximately February 19, 1997.

    Only those shareholders of record as of the close of business on February 12, 1997, are entitled to notice of and to vote at the meeting and any adjournment thereof. At such time, the Company had and continues to have only one (1) class of stock outstanding, consisting of 8,104,714 issued and outstanding shares of common stock, of the par value of One Dollar ($1.00) per share (the "Common Stock") held by 542 shareholders. The Common Stock carries no preemptive rights.

    The Company's By-laws provide that at each election for directors every shareholder entitled to vote at such election has as many votes as the number of shares owned, multiplied by the number of directors to be elected, and may either accumulate all votes for one candidate or distribute those votes among as many candidates as the shareholder may choose. For all other purposes, each share is entitled to one vote.


                          SOLICITATION OF PROXIES AND VOTING

    Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers and regular employees of the Company or its subsidiaries and by proxy solicitation companies. The Company may also request brokerage houses, banks, and other record holders of the Company's stock to forward proxy solicitation materials to the beneficial owners of such stock, and will reimburse such persons for their expenses in connection therewith. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies of brokers and financial institutions and their nominees, for a fee of $2,750, plus reimbursement of reasonable out-of-pocket expenses. The expense of soliciting proxies will be borne by the Company.

    Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting, or any adjournment thereof, and where the shareholder giving the proxy specifies a choice by means of the ballot space provided in the form of proxy, the shares will be voted in accordance with the specifications so made. If no directions are given by the shareholder, the proxy will be voted in accordance with the recommendations of the Board of Directors of the Company. Any proxy given for use at the meeting may be revoked at any time before it is exercised by written notice or subsequently dated proxy received by the Company, or by oral revocation given by the shareholder in person at the meeting or any adjournment thereof.

    Votes, whether in person or by proxy, will be counted and tabulated by judges of election appointed by the Board of Directors of the Company, in conjunction with an independent, third-party vote tabulation firm. The presence of a majority of the outstanding shares of Common Stock in person or by proxy is necessary to constitute a quorum. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Annual Meeting, but will be counted toward determining the presence or absence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Under West Virginia law and the Company's Articles of Incorporation and By-laws, abstentions and broker non-votes have the effect of a "no" vote with respect to Proposal No. 2 herein, since state law requires the amendment to Articles of Incorporation to be authorized and approved by the affirmative vote of holders of a majority of the outstanding Common Stock of Company rather than a majority of votes actually voting on the proposal.

                                ELECTION OF DIRECTORS

                   Proposal No. 1 in the Accompanying Form of Proxy

    The proxies granted by the shareholders will be voted at the meeting for the resolution, unless contrary direction is indicated, establishing the number of directors at seven (7) and the election of the seven (7) nominees listed below. The proxies cannot be voted for a greater number of persons. The nominees elected as directors are to serve until the next annual meeting of shareholders and until their successors are duly elected and have qualified. The By-laws provide, however, that between annual meetings, the Board of Directors, by a majority vote, may increase the number of directors and may appoint such persons as they may select, by a majority vote, to fill any vacancies.

    While it is not anticipated that any of the nominees will be unable to serve, if for any reason one or more shall be unable to do so, the proxies will be voted for any nominees selected by management of the Company. The persons listed below have been nominated by the Board of Directors for election as directors. Each of the nominees is currently a director of the Company. The name, age, principal occupation and business experience of each, all positions and offices held by each with the Company or any of its subsidiaries and any period during which he has served as such are set forth below.

Name, Age, Position and
Offices with Company and
Year Became Director         Principal Occupations for Past Five Years
-------------------------    -------------------------------------------------
Robert H. Beymer - 69        President of First Sentry Bank, Huntington, West
Director - 1992              Virginia from 1996 to present; General Partner,
                             Eastern Heights Shopping Center, Ltd., from 1976 to present; Consultant to One Valley Bank of Huntington (Huntington, West Virginia) from 1986 to 1993; President of First Guaranty Bank (Hammond,
                             Louisiana) from December 1992 to June 1994;
                             Director of Stationers, Inc. (a Company subsidiary) from 1990 to present.

Philip E. Cline - 63         Interim President and Chief Executive Officer,
Director - 1992              Broughton Foods Company since November, 1996;
                             Consultant from January, 1996 to November, 1996;
                             Executive Vice President (1995 to 1996), Vice
                             President and Treasurer (1968 to 1995) of J. H.
                             Fletcher & Co. (manufacturer of underground mining equipment); Director of Banc One West Virginia
                             Corporation (formerly Key Centurion Bancshares,
                             Inc.) from 1983 to present.

Harley F. Mooney, Jr. - 68   Brig. Gen. U.S. Army (Ret.), Managing Partner,
Director - 1992              Mooney-Osborne & Associates (management consulting)
                             from 1985 to present; Director of Stationers, Inc.
                             (a Company subsidiary) from 1989 to present;
                             consultant to Stationers, Inc. from 1988 to 1990;
                             consultant to The Harrah and Reynolds Corporation since 1988.

Todd L. Parchman - 42        Partner, Parchman, Vaughan & Company (investment
Director - 1993              bankers) since May, 1996; Senior Vice President
                             (from 1990 to May, 1996) and Director (from 1994 until May, 1996), Ferris, Baker Watts,
                             Incorporated.

A. Michael Perry - 60        President (from 1983 to December 1993), Chief
Director - 1992              Executive Officer (from 1983 to present) and
                             Chairman of Board from November 1993 to present of Banc One West Virginia Corporation (formerly
                             Key Centurion Bancshares, Inc.).

Neal W. Scaggs - 60          President, Baisden Brothers, Inc. (retail and
Director - 1992              wholesale hardware) from 1963 to present; Director
                             of Banc One West Virginia Corporation (formerly Key
                             Centurion Bancshares, Inc.) from 1984 to present.

Name, Age, Position and
Offices with Company and
Year Became Director         Principal Occupations for Past Five Years
-------------------------    -------------------------------------------------
Marshall T. Reynolds - 60    President, Chief Executive Officer and Chairman of
President and Chief          the Board of Directors of Company from 1992 to
Executive Officer,           present; President and general manager of The
Director and Chairman        Harrah and Reynolds Corporation, predecessor of the
of the Board of              Company from 1964 (and sole shareholder from 1972)
Directors - 1992             to 1993; Director (from 1983 to November 1993) and
                             Chairman of the Board of Directors (from 1983 to
                             November 1993) of Banc One West Virginia
                             Corporation (formerly Key Centurion Bancshares,
                             Inc.).

    Mr. Reynolds is chairman of the board of directors of Premier Financial Bancorp, Inc., of Georgetown, Kentucky, which has a class of securities registered pursuant to the Securities Exchange Act of 1934. Mr. Reynolds is a director of Abigail Adams National Bancorp, Inc., of Washington, DC, which has a class of securities registered pursuant to the Securities Exchange Act of 1934.

    Mr. Reynolds and Mr. Beymer are directors of First Guaranty Bank of Hammond, Louisiana, which has a class of securities registered pursuant to the Securities Exchange Act of 1934.

    Mr. Parchman is a director of Morgan Group, Inc., which has a class of securities registered pursuant to the Securities Exchange Act of 1934. Ferris, Baker Watts, Incorporated, of which Mr. Parchman was an officer and director until May, 1996, served as representative of the several underwriters involved in the January 1993 public offering of Company Common Stock. Pursuant to agreement among Mr. Reynolds, the Company and Ferris, Baker Watts, Incorporated, Mr. Parchman was appointed to the Company's Board of Directors at the closing of such offering.


                     DIRECTOR MEETINGS, COMMITTEES AND ATTENDANCE

    The Board of Directors has two standing committees, a Compensation Committee and an Audit Committee.

    The Compensation Committee reviews and recommends to the Board the compensation and employee benefits of officers of the Company and administers the 1993 Stock Option Plan. The Compensation Committee did not meet during fiscal 1996, and currently consists of Messrs. Beymer, Mooney and Perry.

    The Audit Committee meets with the Company's management, independent auditors and internal accountants, reviews the accounting principles and the scope and control of the Company's financial reporting practices, and makes reports and recommendations to the Board with respect to audit matters. The Audit Committee met 2 times during fiscal 1996, and currently consists of Messrs. Cline, Parchman and Scaggs.

    The Board does not have a nominating committee, as nominations are made by the Board as a whole.

    During fiscal 1996, there were 11 meetings of the Company Board of Directors. All directors attended 75% or more of the aggregate of meetings of the Board and their committees held during their respective terms.


                                 OWNERSHIP OF SHARES

Principal Shareholder

    No person is known to the Company to be the beneficial owner of more than 5% of the Company Common Stock at January 31, 1996 except as follows:

Title of        Name and Address of     Amount and Nature of     Percent of
 Class            Beneficial Owner      Beneficial Ownership        Class
--------        -------------------     --------------------     ----------
Common Stock    Marshall T. Reynolds     4,775,877 shares(1)         59%
                2450 1st Avenue
                Huntington, West
                Virginia 25728

    (1) 4,773,437 shares through a controlled corporation, The Harrah and Reynolds Corporation, of which Mr. Reynolds is the sole shareholder; 2,440 shares are held by Mr. Reynolds' wife. 1,561,797 shares are pledged as collateral to secure loans made to Mr. Reynolds in the ordinary course of business by several commercial banks. Any disposition of such pledged shares upon a default by Mr. Reynolds under such loans could result in a change of control of the Company. The Company has no reason to believe that any such default will occur.

Security Ownership of Officers and Directors

    The following table sets forth certain information concerning ownership of Company Common Stock as of January 31, 1997 by (i) each of the directors and nominees, (ii) each executive officer named in the Summary Compensation table contained herein, and (iii) all directors and executive officers as a group. Except as otherwise noted, each beneficial owner listed below has sole voting and investment power with respect to the shares listed next to the owner's name.


Name of Beneficial Owner        Shares Beneficially Owned   Percentage of Class
-------------------------       --------------------------  -------------------
Robert H. Beymer                         5,244 (1)                   *
Philip E. Cline                         13,093                       *
Harley F. Mooney, Jr.                   13,190                       *
Todd L. Parchman                         1,267                       *
A. Michael Perry                        12,206                       *
Marshall T. Reynolds                 4,775,877 (2)                  59%
Neal W. Scaggs                          48,827 (3)                   *
J. Mac Aldridge                         38,827 (4)(8)                *
Gary A. Blackshire                      27,313 (5)(8)                *
William M. Campbell                     28,866 (6)(8)                *
R. Douglas McElwain                     24,379 (7)(8)                *
All directors and                    5,093,326                      61%
executive officers as a
group(16 persons) (9)

     * The percentage of shares of Company Common Stock beneficially owned by each person listed above (other than Marshall T. Reynolds, who beneficially owns 59%) is less than 1%.

     (1) Includes 2,316 shares owned by wife; reporting person has no voting or investment power with respect to those 2,316 shares.

     (2) Includes 4,773,437 shares owned by a controlled corporation; 2,440 shares owned by wife; reporting person has no voting or investment power with respect to these 2,440 shares.

     (3)  Shares joint voting and investment power with wife.

     (4) Joint voting and investment power shared with wife with respect to 24,413 shares.

     (5) Includes 303 shares held by wife as custodian for minor child, with respect to which reporting person has no voting or investment power; joint voting and investment power shared with wife with respect to 12,596 shares.

     (6) Joint voting and investment power shared with wife with respect to 18,065 shares.

     (7) Joint voting and investment power shared with wife with respect to 12,456 shares.

     (8) Includes presently exercisable options to purchase 14,414 shares of Common Stock pursuant to 1993 Stock Option Plan.

     (9) Includes presently exercisable options to purchase an aggregate of 113,730 shares of Common Stock pursuant to 1993 Stock Option Plan. These shares are not included for purposes of computing the percentage of Common Stock held by all directors and executive officers as a group.

                        COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Directors

    Company directors who are not employees of the Company are paid a director's fee of $500 per Company Board meeting attended and $100 per committee meeting attended. In addition, Company directors Robert H. Beymer and Harley F. Mooney, Jr. were each paid directors' fees of $500 per Stationers, Inc. Board meeting attended, for total Stationers, Inc. directors' fees of $6,000 each in fiscal 1996. The Company reimbursed director Todd L. Parchman for his travel expenses incurred in attendance at monthly Board meetings, aggregating $4,605 in fiscal year ended October 31, 1996.

Compensation of Executive Officers

  Summary of Cash and Certain Other Compensation

    The following table shows, for the fiscal years ending October 31, 1994, 1995 and 1996, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company in all capacities in which they served:

                              SUMMARY COMPENSATION TABLE

                                                                Long Term
                    Annual Compensation                        Compensation
                                                                  Awards
-----------------------------------------------------------------------------
          (a)                        (b)     (c)        (d)         (g)               (i)
                                                                                   All Other
Name and Principal Position         Year    Salary     Bonus     Options(1)      Compensation(2)
                                             ($)        ($)         (#)               ($)
----------------------------------------------------------------------------------------------------
Marshall T. Reynolds,               1996   150,000      -0-         -0-              134
President and Chief                 1995   150,000      -0-         -0-              134
Executive Officer, Chairman         1994   150,000      -0-         -0-              134
of the Board of Directors

R. Douglas McElwain,                1996    50,467    80,000       2,500             150
Vice President, Division Manager    1995    50,016    99,402       3,125             150
                                    1994    50,550    70,000        -0-              150

William M. Campbell,                1996    50,016    72,805       2,500             150
Vice President, Division Manager    1995    50,016    72,805       3,125             150
                                    1994    50,016    80,489        -0-              150

J. Mac Aldridge,                    1996    50,016   102,909       2,500             150
Vice President, Division Manager    1995    50,016   101,440       3,125             150
                                    1994    50,016   102,629        -0-              150

Gary A. Blackshire                  1996    50,016   108,006       2,500             150
Vice President, Division Manager    1995    50,016    92,540       3,125             150
                                    1994    50,016    80,681        -0-              150

    (1) All options are granted at the market price of Company common stock on the date of the grant. Pursuant to the anti-dilution provisions of the Company's 1993 Stock Option Plan, all share amounts and exercise prices have been adjusted, as appropriate, for stock dividends and stock splits paid on Company common stock through October 31, 1996.

    (2) This item consists of matching contributions by the Company to its 401(k) Plan on behalf of each of the named executives to match pre-tax elective deferral contributions (included under Salary) made by each to such plan. Participation in the 401(k) Plan is open to any employee of the Company on the first day of the thirteenth month following employment. Participants may contribute 2% of their annual compensation, up to a maximum of $300 per year.

    Employment Agreement

    Mr. Reynolds entered into an employment agreement with the Company dated January 28, 1993 pursuant to which he agreed to serve as President and Chief Executive Officer for a period of three years, commencing January 28, 1993, and ending January 31, 1996, for an annual salary of $150,000, plus such annual bonus as may be determined at the sole discretion of the Compensation Committee of the Company's Board of Directors. The employment agreement further provides that for a period of two years following termination of Mr. Reynolds' employment, he will not engage in any business competitive with the Company in West Virginia, Ohio or Kentucky. Although the employment agreement has expired, Mr. Reynolds continues to serve in those capacities for the same compensation.


                       OPTION GRANTS IN LAST FISCAL YEAR - 1996

                              Number of                                                          Potential realizable value
                             securities        % of total                                        at assumed annual rates of
                             underlying          options                                          stock price appreciation
                          options granted       granted to      Exercise                             for option term (2)
                        -------------------      employees        price        Expiration       ------------------------------
Name                      Type(1)       #      in fiscal year   ($/share)         date             0%($)    5%($)    10%($)
------------------------------------------------------------------------------------------------------------------------------
Marshall T. Reynolds      ISO          -0-
President and Chief       NQSO         -0-
  Executive Officer,      -----
  Chairman of the         TOTAL        -0-          N/A            N/A             N/A              N/A      N/A      N/A
  Board of Directors

R. Douglas McElwain       ISO         2,500
Vice President,           NQSO         -0-
  Division Manager        -----
                         TOTAL        2,500         7.1%          $18.80        12/18/2000          -0-     12,975    28,700

William M. Campbell      ISO          2,500
Vice President,          NQSO          -0-
 Division Manager        -----
                         TOTAL        2,500         7.1%          $18.80        12/18/2000          -0-     12,975    28,700

J. MacAldridge           ISO          2,500
Vice President,          NQSO          -0-
 Division Manager        -----
                         TOTAL        2,500         7.1%          $18.80        12/18/2000          -0-     12,975    28,700

Gary A. Blackshire       ISO          2,500
Vice President,          NQSO          -0-
 Division Manager        -----
                         TOTAL        2,500         7.1%          $18.80        12/18/2000          -0-     12,975    28,700

(1) Incentive Stock Option (ISO) or Non-qualified Stock Option (NQSO). These options were granted on December 18, 1995, and vested immediately. Options have a term of five years and are exercisable at any time during such five years as to any or all options, conditioned upon optionee's employment by Company at time of exercise (or exercise within 90 days following termination of employment due to death or disability). As a result of the Company's 25% stock dividend, treated as a 5 for 4 stock split, paid on January 22, 1996, the number of shares subject to option and exercise price were adjusted from 2,000 shares and $23.50 to 2,500 shares and $18.80, respectively.

(2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assumed annual rates of appreciation, at 0%, 5% and 10%, for the 5 year option term, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's Common Stock in the future. Additionally, these values do not take into account certain provisions of the options providing for termination of the options following termination of employment. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's Common Stock. Accordingly, the potential realizable values set forth in this table may not be achieved.

    The following table shows the number of shares covered by both exercisable and non-exercisable stock options as of October 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of Company Common Stock.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION/SAR VALUES

---------------------------------------------------------------------------------------------------
(A)                            (B)               (C)                  (D)                (E)
                                                                                      Value of
                                                                   Number of         Unexercised
                                                                  Unexercised        In-the-Money
                                                                  Options/SARs      Options/SARs at
                                                                  at FY-End (#)      FY-End ($)(2)
                             Shares
                           Acquired on    Value Realized ($)      Exercisable/        Exercisable/
Name                       Exercise (#)          (1)              Unexercisable      Unexercisable
-----------------------------------------------------------------------------------------------------

Marshall T. Reynolds
 President and Chief
  Executive Officer,
 Chairman of the
  Board of Directors           -0-               -0-                   -0-                 -0-

R. Douglas McElwain
 Vice President,
  Division Manager             -0-               -0-                 9,531/0            $88,699/0

William M. Campbell
 Vice President,
  Division Manager             -0-               -0-                 9,531/0            $88,699/0

J. Mac Aldridge
 Vice President,
  Division Manager             -0-               -0-                 9,531/0            $88,699/0

Gary A. Blackshire
 Vice President,
  Division Manager             -0-               -0-                 9,531/0            $88,699/0


    (1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

    (2) Market value of shares covered by in-the-money options on October 31, 1996 (based on $22.50 per share, the closing price of Company Common Stock on the NASDAQ Stock Market on October 31, 1996), less option exercise prices. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. All options are granted at the market price of Company common stock on the date of the grant. Pursuant to the anti-dilution provisions of the Company's 1993 Stock Option Plan, all share amounts and exercise prices have been adjusted, as appropriate, for stock dividends and stock splits paid on Company common stock through October 31, 1996.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Mr. Reynolds' $150,000 salary for fiscal year 1996 was equal to the base salary established in his former employment agreement with the Company. This salary was based upon Mr. Reynolds' extensive experience in the commercial printing industry and the desirability of maintaining the availability of his services for the Company. It is not tied to any objective standards of Company's stock performance or earnings in fiscal year 1996. The Compensation Committee believes the base salary is appropriate in light of, among other factors, the Company's revenue growth of approximately 34%, net income growth of approximately 11%, and return on equity of approximately 14% for the year as well as Mr. Reynolds' efforts in successfully leading the Company and in directing its acquisition program in 1996. Mr. Reynolds' employment agreement provided that he will receive such annual bonus as may be determined by the Compensation Committee. He requested that the Compensation Committee not consider or grant any such bonus for fiscal year 1996, and no bonus was granted.

    With respect to the salaries and other compensation of the Company's executive officers (other than Mr. Reynolds), the Compensation Committee believes that Mr. Reynolds, as Chief Executive Officer, is in the best position to establish such compensation and acts upon his recommendations. The Company s compensation package for executive officers consists of base salary plus the opportunity to earn a cash bonus and discretionary stock options. The base salaries are set at levels Mr. Reynolds believes sufficient to attract and retain qualified executives. Cash bonuses are based upon net profit of each of the Company's divisions for which each executive officer is responsible, as well as Mr. Reynolds' assessment of the executive's individual performance and level of responsibility. Stock options are intended to attract and retain executive management by affording them an opportunity to receive additional compensation based upon performance of the Company's Common Stock, and are based upon Mr. Reynolds' assessment of each executive officer's overall performance.

    Members of the Compensation Committee:

         Robert H. Beymer
         Harley F. Mooney, Jr.
         A. Michael Perry

                        STOCK PERFORMANCE GRAPH

    The following line graph compares, from January 29, 1993, the first full trading day on which the Company's Common Stock was publicly traded, through October 31, 1996, the cumulative total return among the Company, the Russell 2000 Index and a peer group index, based on an investment of $100 on January 29, 1993, in the Company's Common Stock and each index, and assuming reinvestment of all dividends, if any, paid on such securities. The 9 companies in the peer group index are: American Business Products, Inc., Banta Corporation, Cadmus Communications Corp., Graphic Industries, Inc., New England Business Service, Outlook Graphics Corp., Paris Business Forms, Inc., Standard Register Company and United Stationers, Inc. Duplex Products, Inc., has been removed from the peer group because it was acquired by Reynolds and Reynolds in 1996.


                        Comparison of Cumulative Total Return
          Champion Industries, Inc., Russell 2000 Index and Peer Group Index


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH


                          CHAMPION INDUSTRIES, INC.             RUSSELL 2000         PEER GROUP
1/29/93                            100                               100                 100
10/29/93                           151                               114                  95
10/31/94                           318                               112                 102
10/31/95                           407                               130                 152
10/31/96                           488                               147                 135


                        TRANSACTIONS WITH DIRECTORS, OFFICERS,
                              AND PRINCIPAL SHAREHOLDERS

Organization of the Company

    Prior to the public offering of the Company's Common Stock (the
Offering ), effective January 28, 1993, the Company's business was operated by The Harrah and Reynolds Corporation ("Harrah and Reynolds") doing business as Chapman Printing Company, together with its wholly-owned subsidiaries, The Chapman Printing Company, Inc. and Stationers, Inc. Incident to the Offering, Harrah and Reynolds and the Company entered into an Exchange Agreement, pursuant to which, upon the closing date of the Offering: (i) Harrah and Reynolds contributed to the Company substantially all of the operating assets of its printing divisions, including all inventory and equipment (but excluding any real estate and vehicles) and all issued and outstanding capital stock of its subsidiaries, The Chapman Printing Company, Inc. and Stationers, Inc.; (ii) the Company assumed certain of the liabilities relating to the operations of the printing divisions of Harrah and Reynolds and its subsidiaries, The Chapman Printing Company, Inc. and Stationers, Inc., excluding debts associated with real estate, certain accounts payable to affiliates and certain other liabilities; and (iii) Harrah and Reynolds was issued 2,000,000 shares of Common Stock of the Company.

    Harrah and Reynolds and the Company entered into agreements governing certain aspects of the ongoing relationships between them, including: (i) seven realty leases pursuant to which the Company leases or subleases real property from Harrah and Reynolds, Marshall T. Reynolds, Company officers or directors or their related interests; and (ii) a master vehicle lease pursuant to which the Company leases vehicles used by Company personnel from Champion Leasing Corp., a wholly-owned subsidiary of Harrah and Reynolds.

    Marshall T. Reynolds, Chairman and Chief Executive Officer of the Company, owns all of the capital stock of Harrah and Reynolds. Harrah and Reynolds owns approximately 59% of the outstanding Common Stock of the Company. As long as Harrah and Reynolds owns more than 50% of the Company's voting shares, it will continue to have the power acting alone to approve any action requiring a vote of the majority of the voting shares of the Company and to elect a majority of the Company's directors.

Intercompany Transactions

    The Company has certain relationships and transactions with Harrah and Reynolds and its affiliated entities. Management believes that all existing agreements and transactions described herein between the Company and Harrah and Reynolds and its affiliates are on terms no less favorable to the Company than those available from unaffiliated parties. Management's belief is premised upon
(i) its review of real estate appraisals obtained from unrelated third parties and of market rentals of properties comparable to those leased by the Company; and (ii) its review of the terms of vehicle leases offered by unrelated third parties with respect to vehicles comparable to those leased by the Company. The transactions described below have been approved in accordance with the Company's disinterested director voting policy.

    Realty Leases

    Harrah and Reynolds, Marshall T. Reynolds or affiliated entities and Company officers own the fee interest in certain real estate used by the Company in its business, and lease this real estate to the Company. All realty leases are "triple net," whereby the Company pays for all utilities, insurance, taxes, repairs and maintenance, and all other costs associated with the properties. The properties leased, and certain of the lease terms, are set forth below.


                                                                         Annual    Expiration
Property                             Lessor              Square Feet     Rental      of Term
----------------------------------------------------------------------------------------------
2450 1st Avenue                 ADJ Corp. (1)               85,000      $116,400       2008
Huntington, West Virginia

1945 5th Avenue                 Harrah and Reynolds         37,025        60,000       2007
Huntington, West Virginia

615-619 4th Avenue              ADJ Corp. (1) and           59,641        21,600       1998
Huntington, West Virginia       Harrah and Reynolds

405 Ann Street                  Printing Property Corp.     36,614        57,600       2003
Parkersburg, West Virginia      (2)

1563 Hansford Street            BCM Company, Ltd. (3)       21,360        49,920       2003
Charleston, West Virginia

890 Russell Cave Road           Printing Property Corp.     20,135        57,600       2000
Lexington, Kentucky             (2)


(1) ADJ Corp. is a West Virginia corporation. Two-thirds of the outstanding capital stock of ADJ Corp. is owned by Marshall T. Reynolds' two sons, one of whom resides with Mr. Reynolds.
    One-third of the outstanding capital stock is owned by the son of director A. Michael Perry.

(2) Printing Property Corp. is a West Virginia corporation wholly-owned by Mr. Reynolds.

(3) BCM Company, Ltd. is a general partnership owned by Michael D. McKinney, William M. Campbell (both executive officers of the
    Company) and David Brumfield, former Charleston Division Manager of Harrah and Reynolds.

    Vehicle Lease

    Champion Leasing Corp., a wholly-owned subsidiary of Harrah and Reynolds, leases to the Company and its subsidiaries, pursuant to a master vehicle lease, 14 motor vehicles, which include automobiles and delivery vehicles for use by the Company's employees. Each vehicle is leased for a term of 24 months from the date it was first placed in service, and thereafter on a month-to-month basis, with monthly rental commitments averaging $70 per month. All operating expenses, including taxes, insurance and fuel are paid by the Company. The leases are accounted for as operating leases.

Additional Related Party Transactions

    Marshall T. Reynolds is the Chairman of the Board of Directors and a significant shareholder of River City Associates, Inc., a West Virginia corporation which owns and operates the Radisson Hotel Huntington, in Huntington, West Virginia. Harley F. Mooney, Jr. and A. Michael Perry, directors of the Company, serve as directors of River City Associates, Inc. River City Associates, Inc. in the ordinary course of business purchases stationery, office products, office furniture, forms and various other printed products from the Company. Such purchases aggregated $240,236, and constituted 0.4% of total revenues, in the Company's fiscal year ended October 31, 1996.

    Director Todd L. Parchman was, until May 1996, an executive officer and director of Ferris, Baker Watts, Incorporated ("FBW"), which represented the several underwriters involved in the January 1993 public offering of Company Common Stock. FBW and Company are parties to a letter agreement dated January 4, 1994, providing for Company's payment of a fee to FBW in the event FBW introduces Company to a commercial printing or office supply business which Company acquires, and further providing that if Company and any such entity identified by FBW commence negotiations relating to an acquisition by Company, Company shall engage FBW as its exclusive financial advisor in connection therewith. Pursuant to this agreement, Company paid FBW a fee for services rendered in the Company's acquisition of U.S. Tag & Ticket Company, Inc., of Baltimore, Maryland, effected June 1, 1995. The amount of the fee did not exceed five percent of FBW's consolidated gross revenues for its previous full fiscal year.


               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 1996 all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one (1) report, covering one (1) transaction, was filed late by R. Douglas McElwain.


                               INDEPENDENT ACCOUNTANTS

    The consolidated financial statements of the Company for the year ending October 31, 1996 have been audited by Ernst & Young LLP, independent certified public accountants. A representative of Ernst & Young LLP will be present at the annual meeting of shareholders in order to respond to appropriate questions and to make any other statement he deems appropriate.

    The Board of Directors selects the independent public accountants for the Company each year. The Board of Directors intends to continue the services of Ernst & Young LLP for the fiscal year ending October 31, 1997.


                         PROPOSED AMENDMENT OF THE COMPANY'S
                              ARTICLES OF INCORPORATION

                         Increase in Authorized Common Stock
                    Proposal #2 in the Accompanying Form of Proxy

    The Company is presently authorized to issue 10,000,000 shares of Common Stock. The Board of Directors of the Company has recommended that the shareholders approve an amendment to Article 7 of the Company's Articles of Incorporation which would increase the number of shares of authorized Common Stock to 20,000,000. The full text of the resolution to adopt the proposed amendment is appended to this Proxy Statement as Exhibit A.

    On January 31, 1997 the Company had 8,104,714 shares of Common Stock issued and outstanding. In addition to these shares, the Company has reserved 610,351 shares of Common Stock for issuance pursuant to its 1993 Stock Option Plan. There remain approximately 1,284,935 shares of Common Stock authorized but unissued and unreserved.

    The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable so that sufficient shares of Common Stock will be available for issuance from time to time, without further action or authorization by the shareholders, for corporate needs such as acquisitions of other entities through the issuance of shares of Common Stock, equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, dividend reinvestment plans, or other corporate purposes deemed to be in the best interests of the Company and its shareholders. Because of the limited number of remaining authorized but unissued or unreserved shares, the Company's ability to use its securities for these purposes is limited under the present Article 7.

    Since the holders of Common Stock have no preemptive rights, the increased number of shares of Common Stock may be issued without further shareholder approval. The Company presently has no plans, agreements, contracts, arrangements or understandings with respect to issuing any additional shares of Common Stock in excess of those currently authorized.

    The authorization of additional shares of Common Stock will have no immediate effect upon the rights of existing security holders. However, because no preemptive rights attach to ownership of the Company's Common Stock, the additional Common Stock, when issued, may affect the proportionate interests of each shareholder of the Company.

    The additional shares of authorized Common Stock, as well as the presently available shares of Common Stock, could be used, without the need for action by shareholders, in a manner which would discourage or make more difficult an attempt to acquire control of the Company. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The proposed amendment is not in response to any effort of which the Company is aware to obtain control of the Company by accumulating shares of the Company's Common Stock or otherwise, and the Board of Directors does not have any current plans to use shares of Common Stock for anti-takeover purposes.

    Adoption of this amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting.

            The Board of Directors recommends a vote "FOR" this proposal.


                                 OTHER BUSINESS

               Proposal #3 in the Accompanying Form of Proxy

    At present, the Board of Directors knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the meeting. If other business is presented at the meeting, the proxies shall be voted in accordance with the recommendation of the Board of Directors.

    Shareholders are urged to specify their choices, and date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the Continental United States. Prompt response is helpful, and your cooperation will be appreciated.

                              PROPOSALS BY SHAREHOLDERS

    Proposals by shareholders for possible inclusion in the Company's proxy materials for presentation at the next annual meeting of shareholders must be received by the Secretary of the Company no later than October 22, 1997. In addition, the Company's By-laws provide that any shareholder wishing to present a nomination for the office of director must do so in writing delivered to the Company at least 14 days and not more than 50 days prior to the first anniversary of the preceding year's annual meeting, and that written notice must meet certain other requirements. For further details as to timing of nominations and the information required to be contained in any nomination, see Article III,
Section 10 of the Company's By-laws, a copy of which may be obtained from the Secretary of the Company upon written request delivered to P. O. Box 2968, Huntington, West Virginia 25728.


                                      FORM 10-K

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO WALTER R. SANSOM, SECRETARY, CHAMPION INDUSTRIES, INC., P. O. BOX 2968, HUNTINGTON, WEST VIRGINIA 25728



Dated:  February 19, 1997             By Order of the Board of Directors


                                       WALTER R. SANSOM, SECRETARY





                                      EXHIBIT A


                      TEXT OF PROPOSED AMENDMENT TO ARTICLES OF
                  INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

    RESOLVED, that the Articles of Incorporation of this Company be amended by deleting in its entirety Article 7 thereof and substituting in lieu thereof the following:

     7. The aggregate number of shares which the corporation shall have authority to issue is twenty million (20,000,000) common shares of the par value of $1.00 each.

                              CHAMPION INDUSTRIES, INC.
                    ANNUAL MEETING OF SHAREHOLDERS, MARCH 17, 1997
                  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints H. Preston Henshaw and Robert L. Shell, Jr., and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the Common Stock of Champion Industries, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at the Radisson Hotel Huntington, 1001 Third Avenue, Huntington, West Virginia, on March 17, 1997, and at any adjournment thereof, as indicated below.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND IN FAVOR OF PROPOSAL NO. 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THOSE NAMED IN THIS PROXY TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

                   THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY IN THE RETURN ENVELOPE.

Please sign exactly as your name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, committee, personal representative or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?

-------------------------------------------------------------------------

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


    [X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

1.  ELECTION OF DIRECTORS.

                                                 FOR  WITHHOLD  FOR ALL EXCEPT
Robert H. Beymer        A. Michael Perry         [ ]     [ ]          [ ]
Philip E. Cline         Marshall T. Reynolds
Harley F. Mooney, Jr.   Neal W. Scaggs
Todd L. Parchman


INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominees.


2. To approve the amendment to the Company's           FOR    AGAINST   ABSTAIN
   Articles of Incorporation to increase the           [ ]      [ ]       [ ]
   number of authorized shares of Company Common
   Stock to 20,000,000 shares.


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.


Mark box at right if an address change has been         [  ]
noted on the reverse side of card.

                                              ---------------------------------

Please be sure to sign and date this Proxy.     Date
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    Stockholder sign here                               Co-owner sign here